UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2010

JACOBS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-88242	34-1959351
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

17301 West Colfax Ave, Suite 250
Golden, Colorado 80401

(Address of principal executive
offices)

Registrant’s telephone number, including area code 303-215-5200

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2010, Jacobs Entertainment, Inc. (the “Registrant”), as borrower, entered into an Amendment and Restatement Agreement (the “Restatement”) to the credit agreement, dated as of June 16, 2006 (as so amended, the “Credit Agreement”), among the Registrant, several lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Wells Fargo Bank, National Association, as Swingline Lender, pursuant to which Restatement, the Credit Agreement was amended and restated to read in its entirety as set forth in Exhibit A attached thereto.

Generally, the Restatement, among other things, adjusts the Registrant’s bank financial covenants, allows for the exclusion of certain items from EBITDA for purposes of calculating the revised financial covenants, and other minor amendments. Additionally, all but $3.0 million of the revolving senior credit facility aggregating $40.0 million due June 2011 (“Class B Revolving Loans”) was extended to June 2012 (“Class A Revolving Loans”). The Registrant has the ability to raise an additional $3.0 million to fully replace the revolver capacity should it so choose.

As a result of the Restatement, the Registrant’s interest rate will increase by 0.25% on the drawn Class B Revolving Loans balance and by 0.50% on the drawn Class A Revolving Loans balance, and the Registrant’s interest rate on the Tranche B Term Loan and Delayed Draw Tranche B Term Loan will increase from 2.75% above LIBOR to 3.00% above LIBOR.

The above description of the Restatement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.27 and incorporated herein by reference.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.27

Amendment and Restatement Agreement, dated as of March 31, 2010, among the Registrant, as borrower, several lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Wells Fargo Bank, National Association, as Swingline Lender, which amended and restated in its entirety the Credit Agreement, dated as of June 16, 2006, among such parties, as set forth in Exhibit A to such Amendment and Restatement Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENTERTAINMENT, INC.

/s/ Brett A. Kramer
Date: April 6, 2010	By:	Brett A. Kramer
	Its:	Chief Financial Officer